EMPLOYMENT AGREEMENT
WILLIAM F. SULLIVAN

This AGREEMENT is made as of this 1st day of February, 2006, between Franklin Credit Management Corporation and William F. Sullivan (“Employee”).

RECITALS

a.	FCMC is a Corporation organized under the laws of the State of Delaware.

b.	FCMC desires to employ Employee, and Employee desires to accept employment from FCMC.

c.	The parties desire to record the arrangements made for such employment.

AGREEMENT

IT IS, THEREFORE, AGREED:

1. Definitions: For the purposes of this Agreement, the following capitalized terms shall have the following meanings:

a.	FCMC or Company shall mean Franklin Credit Management Corporation.

b.	Employee shall mean William F. Sullivan.

c.
Competitor shall mean any person, company, firm or corporation which: (1) actually competes with the Company, its subsidiaries or affiliates; (2) is engaged in a business in which the Company, its subsidiaries or affiliates are also engaged; or (3) is engaged in a business which the Company, its subsidiaries or affiliates have at the date of Employee’s termination of employment reasonably certain plans to enter within twelve months of the Employee’s termination.

2. Employment/Term. Effective February 1, 2006, FCMC hereby employs Employee as the General Counsel of FCMC. The term of employment shall be for the period commencing February 1, 2006 and ending on the date the term of employment is terminated pursuant to Section 11 of this Agreement.

a.
Place of Employment. During the term of employment, Employee shall be based at the Company’s principal executive offices, which shall be in the New York City metropolitan area (including the surrounding area of New Jersey), subject to reasonable travel required in the performance of Employee’s duties.

3. Duties and Authority. The responsibilities of the Employee shall include the following:

a.	Employee shall have the duties and responsibilities as the General Counsel of the Company, including but not limited to the following:

i.	Managing the Company’s compliance with all State and Federal regulations and licensing requirements:

ii.	Management of the Company’s litigation and other legal matters; and,

iii.	Management of the legal department of the Company.

b.	Employee shall report directly to the Chief Executive Officer of the Company.

4. Compensation. FCMC shall pay to Employee the following compensation:

a.	Salary. Employee shall receive an annual salary of $250,000, payable on a semimonthly basis. Not less than annually, the Company shall review Employee’s base compensation.

b.	Bonuses. In addition to the salary set forth above, Employee shall receive the following bonuses:

i.	Employee shall receive a signing bonus of Ten Thousand ($10,000) dollars on execution of this Agreement.

ii.
Employee shall be entitled to receive an annual bonus based on his performance and the performance of the Company. The amount of such annual bonuses shall be subject to the reasonable discretion of the Board of Directors of the Company.

c.
Stock. As additional compensation for services provided under this agreement, Employee will receive a grant of 5,000 shares of common stock of the Company as of the date of issuance of such stock. On execution of this Agreement, the Company shall immediately direct that 5,000 shares of common stock be issued to Employee.

i.	Employee acknowledges that the stock to be issued by the Company shall be restricted stock and limitations shall apply to Employee’s ability to trade such stock.

d.	Car Allowance. Throughout the term of employment, Employee shall receive a car allowance of $400 per month and a paid parking space in the vicinity of the Company’s offices.

5. Vacation and other benefits. During each twelve-month period that Employee is employed by FCMC, Employee shall be entitled to three weeks (i.e., fifteen days) of paid vacation plus regular personal days and holidays in accordance with the policies of FCMC. Vacation days can not be accrued or aggregated from one twelve-month period to the next. In addition, Employee shall be entitled to participate in all present and future benefit plans provided by FCMC to its other executive officers.

6. Moving Expenses.

a.	Employee shall relocate to the New York City metropolitan area on or before April 1, 2006.

b.
The Company shall reimburse Employee for the reasonable and actual expenses associated with Employee and his immediate family’s relocation to the New York City metropolitan area including but not limited to moving, storage and packing expenses, travel expenses and other similar expenses.

c.	The Company shall provide Employee with lodging in the New York City metropolitan area through the earlier of: (1) Employee’s relocation to the New York City metropolitan area, or (2) April 1, 2006.

d.
The Company shall reimburse Employee for weekly trips to Boston during the period prior to Employee’s relocation to the New York City metropolitan area, utilizing cost-effective airfare and ground transportation.

7. Acknowledgments. FCMC is in the business of purchasing, servicing and disposing of residential mortgages and other secured financial assets, and related services in the both New York City metropolitan area and on a national basis. Employee acknowledges that:

a.	FCMC’s services are highly specialized;

b.	FCMC has a proprietary interest in its methods and processes; and,

c.	Documents and other information regarding FCMC’s methods, pricing and costs are highly confidential and constitute trade secrets.

8. Trade secrets and confidential information. During the term of this Agreement, Employee may have access to, and become familiar with, various trade secrets and confidential information belonging to FCMC, its subsidiaries or affiliates. Employee acknowledges that such confidential information and trade secrets are owned and shall continue to be owned solely by FCMC, its subsidiaries or affiliates. During the term of his employment and for thirty-six (36) months after such employment terminates for any reason, regardless of whether termination is initiated by FCMC or Employee, Employee agrees not to use, communicate, reveal or otherwise make available such information for any purpose whatsoever, or to divulge such information to any person, partnership, corporation or entity other than Employer or persons expressly designated by Employer, unless Employee is compelled to disclose it by judicial process.

9. Restrictive covenants.

a.
Full-time Employment. During the period of his employment, Employee shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director, shareholder, or employee of any corporation, engage in or be concerned with any other paid employment, except as otherwise authorized in writing by the Company.

b.	Non-competition. Employee agrees that:

i.
During both the period of Employee’s employment by the Company and the period in which Employee is entitled to receive periodic severance payments pursuant to Paragraph 12(b)(ii) of this Agreement, regardless of whether the termination was initiated by FCMC or Employee, Employee will not accept employment with, or act as a consultant, contractor, advisor, or in any other capacity for, a Competitor, or enter into competition with FCMC, its subsidiaries or affiliates, either by himself or through any entity owned or managed in whole or in part by the Employee, and Employee shall not make any preparations to compete with the Company.

ii.
During the term of this Agreement and for a period of nine (9) months after termination Employee’s employment by the Company for any reason, regardless of whether the termination is initiated by FCMC or Employee, Employee shall not solicit or make, or cause to make, any offer of employment to any employee of the Company, it subsidiaries or affiliates, for the purpose of inducing such employee to terminate his or her employment with the Company, or its subsidiaries or affiliates.

iii.
For a period of twelve (12) months after termination of Employee’s employment for any reason, regardless of whether the termination is initiated by the Company or Employee, or for a period of time equal to the length of Employee's employment with FCMC if such tenure is less than twelve (12) months, Employee will not, directly or indirectly, solicit for the purchase or sale of financial assets any person, company, firm, or corporation from whom the Company purchased financial assets or to whom the Company sold assets originated by the Company during the term of Employee's employment. Employee agrees not to so solicit such customers on behalf of himself or any other person, firm, company, or corporation, if such solicitation is for the purchase or sale of the same or similar types of financial assets purchased or sold by the Company.

c.
The parties have attempted to limit Employee's right to compete only to the extent necessary to protect FCMC from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of the restrictive covenant is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes the covenant is reasonable under the circumstances existing at that time.

d.
Employee further acknowledges that: (1) in the event his employment with FCMC terminates for any reason, regardless of whether the termination is initiated by FCMC or Employee, he will be able to earn a livelihood without violating the foregoing restrictions; and (2) his ability to earn a livelihood without violating such restrictions is a material condition of his employment with FCMC.

10. Remedies. Employee acknowledges that: (1) compliance with Paragraphs 8 and 9 herein is necessary to protect FCMC’s business and good will; (2) a breach of those Paragraphs will irreparably and continually damage FCMC’; and (3) an award of money damages will not be adequate to remedy such harm. Consequently, Employee agrees that, in the event he breaches or threatens to breach any of these covenants, FCMC shall be entitled to both: (1) a preliminary or permanent injunction in order to prevent the continuation of such harm; and (2) money damages, insofar as they can be determined, including, without limitation, all reasonable costs and attorneys' fees incurred by the FCMC in enforcing the provisions of this Agreement if FCMC is successful in establishing Employee’s breach of these covenants Nothing in this Agreement, however, shall prohibit FCMC from also pursuing any other remedy.

11. Termination.

a.	Termination by Either Party. Either party may terminate Employee’s employment “without cause” by giving thirty (30) days' written notice to the other.

b.	Termination by Company. Employee’s employment may be terminated by the Company “for cause” if he:

(1)	fails or refuses to perform each and all of his material assigned duties to;

(2)	to comply with one or more policies of the Company;

(3)	breaches any of the material terms of this Agreement; or,

(4)	commits any criminal, fraudulent or dishonest act related to his employment;

provided that cause shall not be deemed to exist under subsections (1) or (2) of this subparagraph unless the Employee has been given written notice describing in reasonable detail the alleged breaches and stating that such breaches are grounds for termination for good reason under this section, and the Employee fails to cure such breaches within 10 days.

c.	Termination by Employee. Employee shall have the right to terminate his employment for “good reason.” For the purposes of this Agreement, good reason shall be limited to the following:

i.	The Company transfers the place of Employee’s employment in violation of Paragraph 2 (a) of this Agreement;

ii.	The Company’s breaches any of the material terms of Paragraphs 3, 4, 5 or 6 of this Agreement.

d.
Termination Due to Incapacity. In the event Employee is unable to perform his material duties because of illness or disability for a continuous period of 120 days, the Company may terminate this Agreement without further notice.

12. Severance.

a.
Conditions under which Severance is Paid. In the event the Company terminates Employee’s employment without cause or for Employee’s failure to perform assigned duties, the Employee shall receive the severance pay provided in subparagraph (b) of this Paragraph. Employee shall also be entitled to the severance provided for in subparagraph (b) of this Paragraph if the Employee terminates his employment for good reason.

b.
Amount of Severance. To the extent severance is payable to Employee pursuant to subparagraph (a) of this Agreement, Employee shall be entitled to receive the severance payments provided for in subparts (i) and (ii) of this subparagraph:

i.
Lump Sum Payment. Employee shall be entitle to receive payment in a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Employee’s current base salary. If such termination occurs after the end of any calendar year and before the payment date of the bonus in respect of that year as provided in Section 4(b), an amount equal to the bonus for such calendar year calculated as provided in Section 4(b) shall be paid to Employee on April 15 of the year of termination.

ii.
Monthly Payments. Employee shall be entitled to receive monthly payments equal to one twelfth of his then current base salary for the periods set forth below after such termination. In addition, if Employee is enrolled in and covered by a medical insurance plan offered by the Company on the date of termination of employment, Employee shall be entitled, at his election, to receive either (x) continued health benefits for the periods set forth below, or (y) an amount equal to the medical insurance premiums paid by the Company on behalf of the Employee for the periods set forth below.

(1)	In the event the termination occurs prior to February 1, 2007 - three months.

(2)	In the event the termination occurs on or after February 1, 2007 - four months.

Such payments shall be made semimonthly for the periods specified above.

c.
Effect of Severance Payments. The severance payments set forth in this Paragraph are payments made as liquidated damages and not as a penalty. In the event Employee’s employment is terminated and Employee is not entitled to severance in accordance with subparagraph (a) of this Paragraph, Employee shall be entitled to no further compensation or payments from the Company.

13. Effect of Termination. Notwithstanding any other provision of this Agreement, in the event Employee’s employment is terminated pursuant to Paragraph 11 of this Agreement or otherwise: (1) all stock options held by Employee not exercised by the effective date of such termination shall expire in accordance with the terms of the Employee Stock Option Plan maintained by the Company pursuant to which such options were issued and (2) except as provided in Paragraph 12, Employee’s right to any bonuses and the Company’s obligation to pay such bonuses which are not paid as of the effective date of the termination of Employee’s employment shall terminate.

14. Return of the Company property. On termination of employment, the Employee shall return to the Company all keys, correspondence, contracts, reports, price lists, manuals, forms, mailing lists, customer lists, advertising materials, ledgers, supplies, equipment, checks, petty cash and all documents of any form relating to the Company’s or its subsidiaries or affiliates business in his possession or control.

15. Notice. Any notice required to be given hereunder shall be in writing sent by registered mail, return receipt requested, to FCMC at Number 6 Harrison Street, Sixth Floor, Attention Thomas J. Axon, and to Employee at 66 Woodbury Street, Hamilton, Ma. 01982 or to such changed address as the parties may designate by like notice. The effective date of such notice shall be its mailing date.

16. Entire agreement. This Agreement supersedes all agreements previously made by the parties relating to its subject matter. There are no other understandings or agreements between the parties.

17. No violation or default. The Employee hereby represents and warrants that the execution of this Agreement by him will not violate the provisions of or constitute a default under any other Agreement or arrangement to which the Employee is party or otherwise bound.

18. Indemnification. The Company shall indemnify Employee under the terms and conditions of the existing agreement between the Company and its other Officers and Directors.

19. Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise under it, shall constitute a waiver of that or any other right.

20. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

21. Governing law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

23. Binding effect. The provisions of this Agreement shall be binding upon and inure to the benefits of each of the parties and their respective successors and assigns.

In witness whereof, the parties hereto have signed this Agreement.

Dated February 15, 2006.

Employee

Franklin Credit Management Corporation

By: Thomas Axon
President